Exhibit 10.24

FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE is entered into this 6th day of February, 2014, by and between Farley White Aetna Mills, LLC, having a mailing address at c/o Farley White Management Company, 155 Federal Street, Suite 1800, Boston, MA 02110 (hereinafter called “Landlord”) and pSivida Corp. having a mailing address at 400 Pleasant Street, Watertown, MA 02472 (hereinafter called “Tenant”)

Witnesseth:

A. Landlord and Tenant entered into a certain lease dated November 1, 2013 (the “Lease”) consisting of approximately 13,650 rentable square feet on the third floor of 480 Pleasant Street (the “Premises”), all as more particularly described therein.

B. Landlord and Tenant wish to expand the Premises by approximately 229 rentable square feet on the first floor of the Building (the “Storage Space”), as shown on the plan attached hereto.

C. Landlord and Tenant desire to amend the Lease in the manner set forth below.

1.

The Expansion Date shall be the later of February 1, 2014 or the date the Storage Space is made available for Tenant’s use. From and after the Expansion Date (except if Tenant terminates its occupancy of the Storage Space pursuant to Section 1 below), the Premises shall total 13,879 rentable square feet.

2.	The Tenant accepts the Storage Space in broom-clean, “as-is” condition. Any improvements must be approved by the Landlord and shall be at the sole cost of the Tenant.

3.

The permitted use of the Storage Space shall be for storage of office supplies, equipment, files and other general storage as may be permitted by Landlord, and for no other purpose or purposes. Storage of any hazardous substance, volatile material, or any other item requiring supplemental insurance by Landlord shall not be permitted.

4.

The Tenant agrees to use and occupy the Storage Space and to use such other portions of the Building and the Property as Tenant is herein given the right to use at Tenants sole risk; and Landlord shall have no responsibility or liability for any loss or damage, however caused, to furnishings, fixtures, inventory, equipment, or other property of Tenant or of any persons claiming by, and through, or under Tenant unless such damage is the result of willful negligence on the part of the Landlord.

5.

Commencing on the Expansion Date, Tenant shall pay to Landlord each month, in advance and on the first day of the month, additional Base Rent of $5,100.00 per annum, payable in equal monthly installments of $425.00 (“Storage Rent”). Storage Rent shall be prorated for any partial calendar months. After the first 12-month period, Tenant may terminate its occupancy of the Storage Space upon one month’s written notice, and Landlord shall refund the prorated portion of any prepaid annual rent to Tenant after the expiration of such notice period.

Except as specifically amended by the terms of this First Amendment of Lease, all of the terms, conditions and provisions of the Lease shall remain in full effect throughout the Term of the Lease. From and after the date hereof, the terms of the Lease and this First Amendment of Lease shall collectively be referred to as the “Lease.”

As of this date, the parties acknowledge that neither has a claim for damage or liability of any kind pursuant to this Lease, as amended, at law or in equity, and the parties hereby agree to release and hold each other harmless from and against all suits, liabilities, obligations or claims of any kind or any matters arising prior to this date.

WITNESS THE EXECUTION HEREOF, under seal, as of the date set forth above, in any number of counterpart copies, each of which counterpart copies shall be deemed an original for all purposes.

LANDLORD:	FARLEY WHITE AETNA MILLS, LLC

/s/ Roger W. Altreuter
By: Roger W. Altreuter Its: Manager

TENANT:	PSIVIDA CORP.

/s/ Lori Freedman
By: Lori Freedman Its: Vice President, Corporate Affairs, General Counsel & Secretary

“Storage Space”